LIVE NATION ENTERTAINMENT REPORTS SECOND QUARTER 2021 RESULTS

Highlights
Operating Income Improved Over $450 Million, Adjusted Operating Income Returned to Profitability
Event-Related Deferred Revenue at $2.1 Billion, Up $650 Million
Concerts Pipeline for 2022 Up Double Digits from 2019, With Touring Plans Extending Into 2023 and 2024
Ticketmaster North America had 4th Best Month in History for Transacted Ticket Volume
Ticketmaster Added Over 11 Million Net New Fee-Bearing Tickets Year-To-Date
Sponsorship Commitments for 2022 Up Double Digits from 2019
LOS ANGELES – August 3, 2021 – Live Nation Entertainment, Inc. (NYSE: LYV) today released financial results for the quarter ended June 30, 2021.

Reopening Momentum Growing
As communities reopen, we’re seeing the pent-up demand for live events play out as artists and fans are eager to re-connect in person. In the U.S. and the U.K., we are seeing strong ticket sales and the restart of our concerts and festivals, highlighted over the past weekends by Lollapalooza and Rolling Loud in the U.S. and Latitude in the U.K. hosting a combined three quarters of a million fans. With vaccine rollouts increasing throughout Canada and Europe, we expect additional markets to open more broadly in the coming months.

The momentum for the return to live events has been building every month, with ticket sales and concert attendance pacing faster than expected, underscoring the strength and resiliency of the concert business and live events in general. This progress, combined with our cost discipline, has enabled us to deliver positive adjusted operating income for the second quarter, well ahead of where we thought we would for this quarter. We expect to see further ramp-up accelerate through the rest of the year, with improving operating income and all segments returning to adjusted operating income profitability for the second half of the year, setting us up for a full-scale 2022.

Early Indicators Demonstrate Strong Recovery
As we put more shows on-sale this year and next, ticket sales are the best early indicator for concerts and our overall business. To that end, June was Ticketmaster North America’s 4th best month in history for transacted ticket volume driven in part by our U.S. concerts division putting the highest number of shows on sale ever during a single month – 50% more than the next highest month back in March 2019.

In concerts, our recovery this summer continues to be led by outdoor events at our festivals and amphitheaters. We expect to have over 6 million fans attend our festivals during the second half of the year, with about two-thirds of our festivals increasing their attendance compared to 2019. Most of our festivals sold out in record time while average ticket prices have been 10% higher than 2019. While still early, we have delivered a strong double digit increase in average per fan revenue and in on-site spending versus 2019 at our amphitheater shows over the past few weeks.

Looking forward to 2022 and now also 2023, all our leading indicators continue to point to a roaring era for concerts and other live events. Starting with our concerts division, every major venue type – arenas, amphitheaters, and stadiums – have pipelines indicating double digit growth in show count and ticket sales relative to 2019 levels. In some cases our pipeline is so strong we are extending our planning into 2023 and even beginning to discuss tours that extend into 2024.

At the same time Ticketmaster’s leading edge technology continues to attract new clients, adding 11 million net new fee bearing tickets so far this year – already surpassing any previous full year growth. As a result, Ticketmaster is set up to benefit in 2022 from both increased Live Nation concert ticket sales as well as additional sales from new clients. In our sponsorship business, our brand partners have maintained and grown their interest in live events, with contracted sponsorship up double digits for 2022 from where we were at this point in 2019 for 2020.

Building a Stronger Flywheel
As our revenue is rebounding, we continue to evolve our business to maximize opportunities from the global recovery and strengthen our flywheel. We have structurally reduced our cost basis by $200 million, making us more nimble and converting more of our revenue to operating income and adjusted operating income. We have integrated our Ticketmaster team globally, enabling us to work toward a global product roadmap that will both reduce our costs and increase our flexibility and speed to deploy new client tools and improve our marketplace experience. Lastly, we continue to build our direct-to-consumer businesses, with initiatives ranging from streaming concerts to NFTs to artist merchandise, bringing more value to artists and deepening fan relationships.

These enhancements, combined with the strongest supply and demand dynamics our industry has ever seen, are fueling our core flywheel strategy and setting us up for multiple years of growth in attendance, revenue, operating income and adjusted operating income.
Michael Rapino
President and Chief Executive Officer
Live Nation Entertainment, Inc.

a

Additional Information on Liquidity
At the end of the second quarter of 2021, the company had total cash and cash equivalents of $4.0 billion, which includes $1.1 billion of free cash. This free cash, along with $971 million of available debt capacity, gives the company $2.1 billion of available liquidity. The company believes this level of liquidity will provide it with the runway it needs as more shows return.

The company will webcast a teleconference today at 2:00 p.m. Pacific Time to discuss its financial performance, operational matters and potentially other material developments. Interested parties should visit the “News / Events” section of the company’s website at investors.livenationentertainment.com to listen to the webcast. Supplemental statistical and financial information to be provided on the call, if any, will be posted to the “Financial Info” section of the website. A replay of the webcast will also be available on the Live Nation website.

Notice Regarding Financial Statements
The company has provided certain financial statements at the end of this press release for reference. These financial statements should be read in conjunction with the full financial statements, and the notes thereto, set forth in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission today and available on the SEC’s website at sec.gov.

About Live Nation Entertainment:
Live Nation Entertainment, Inc. (NYSE: LYV) is the world’s leading live entertainment company comprised of global market leaders: Ticketmaster, Live Nation Concerts, and Live Nation Media & Sponsorship. For additional information, visit investors.livenationentertainment.com.

Investor Contact:	Media Contact:
Amy Yong	Kaitlyn Henrich
IR@livenation.com	Media@livenation.com
(310) 867-7143

FINANCIAL HIGHLIGHTS – SECOND QUARTER
(unaudited; $ in millions)

	Q2 2021 Reported	Q2 2020 Reported	Growth	Q2 2021 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$287.0	$141.8	*	$277.1	*
Ticketing	244.0	(87.0)	*	240.0	*
Sponsorship & Advertising	44.6	18.4	*	43.5	*
Other and Eliminations	0.3	0.9	*	0.3	*
	$575.9	$74.1	*	$560.9	*

Operating Income (Loss)
Concerts	$(146.3)	$(279.9)	48%	$(140.4)	50%
Ticketing	43.8	(267.2)	*	46.8	*
Sponsorship & Advertising	5.3	(11.2)	*	4.9	*
Other and Eliminations	0.3	(6.8)	*	0.2	*
Corporate	(30.4)	(23.0)	(32)%	(30.4)	(32)%
	$(127.3)	$(588.1)	78%	$(118.9)	80%

Adjusted Operating Income (Loss)
Concerts	$(84.0)	$(210.7)	60%	$(81.5)	61%
Ticketing	99.4	(203.9)	*	100.0	*
Sponsorship & Advertising	13.0	(1.8)	*	12.6	*
Other and Eliminations	(1.2)	(3.8)	*	(1.2)	*
Corporate	(17.5)	(11.7)	(50)%	(17.5)	(50)%
	$9.7	$(431.9)	*	$12.4	*

* percentages are not meaningful

FINANCIAL HIGHLIGHTS – SIX MONTHS
(unaudited; $ in millions)

	6 Months 2021 Reported	6 Months 2020 Reported	Growth	6 Months 2021 Constant Currency	Growth at Constant Currency
Revenue
Concerts	$526.4	$1,135.2	(54)%	$510.1	(55)%
Ticketing	272.3	197.3	38%	266.9	35%
Sponsorship & Advertising	67.2	108.6	(38)%	65.2	(40)%
Other and Eliminations	0.7	(1.3)	*	0.7	*
	$866.6	$1,439.8	(40)%	$842.9	(41)%

Operating Income (Loss)
Concerts	$(291.7)	$(441.0)	34%	$(283.2)	36%
Ticketing	(76.8)	(283.1)	73%	(71.6)	75%
Sponsorship & Advertising	(1.1)	27.0	*	(1.9)	*
Other and Eliminations	(0.2)	(8.2)	*	(0.2)	*
Corporate	(60.7)	(55.4)	(10)%	(60.7)	(10)%
	$(430.5)	$(760.7)	43%	$(417.6)	45%

Adjusted Operating Income (Loss)
Concerts	$(158.6)	$(298.9)	47%	$(154.9)	48%
Ticketing	36.7	(158.9)	*	38.3	*
Sponsorship & Advertising	16.5	44.8	(63)%	15.7	(65)%
Other and Eliminations	(3.4)	(6.6)	*	(3.4)	*
Corporate	(33.3)	(32.8)	(2)%	(33.3)	(2)%
	$(142.1)	$(452.4)	69%	$(137.6)	70%

* percentages are not meaningful

•As of June 30, 2021, total cash and cash equivalents were $4.0 billion, which includes $1.1 billion in ticketing client cash and $1.1 billion in free cash.
•Event-related deferred revenue was $2.1 billion as of June 30, 2021, compared to $0.9 billion as of June 30, 2020. In addition, the company had long-term deferred revenue of $381 million for events that have been rescheduled more than one year out as of June 30, 2021.
•For the six months ended June 30, 2021, net cash provided by operating activities was $1.2 billion and free cash flow — adjusted was $(307.4) million.
•The company currently expects capital expenditures for the full year to be approximately $170 million in 2021, with over 60% of this spend going into revenue generating projects.

KEY OPERATING METRICS
(unaudited)

	Q2 2021	Q2 2020	6 Months 2021	6 Months 2020
	(in thousands except estimated events)
Concerts (1)
Estimated events:
North America	1,124	25	1,415	4,797
International	560	107	924	2,430
Total estimated events	1,684	132	2,339	7,227
Estimated fans:
North America	629	10	695	5,739
International	706	41	1,135	4,718
Total estimated fans	1,335	51	1,830	10,457
Ticketing (2)
Estimated number of fee-bearing tickets	26,345	(8,870)	32,926	27,335
Estimated number of non-fee-bearing tickets	22,216	6,385	38,376	61,639
Total estimated tickets sold	48,561	(2,485)	71,302	88,974

 _________

(1)Events generally represent a single performance by an artist. Fans generally represent the number of people who attend an event. Festivals are counted as one event in the quarter in which the festival begins, but the number of fans is based on the days the fans were present at the festival and thus can be reported across multiple quarters. Events and fan attendance metrics are estimated each quarter.

(2)The fee-bearing tickets estimated above include primary and secondary tickets that are sold using our Ticketmaster systems or that we issue through affiliates. This metric includes primary tickets sold during the period regardless of event timing, except for our own events where our concert promoters control ticketing which are reported when the events occur. The non-fee-bearing tickets estimated above include primary tickets sold using our Ticketmaster systems, through season seat packages and our venue clients’ box offices, along with tickets sold on our “do it yourself” platform. These ticketing metrics are net of any refunds requested and any cancellations that occurred during the period and up to the time of reporting of these consolidated financial statements, which may result in a negative number. Fee-bearing tickets sold above are net of refunds of 4.1 million and 10.7 million tickets for the three months ended June 30, 2021 and 2020, respectively, and 7.1 million and 18.0 million tickets for the six months ended June 30, 2021 and 2020, respectively.

Reconciliation of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Free Cash Flow — Adjusted to Net Cash Provided by (Used in) Operating Activities

($ in millions)	Q2 2021	Q2 2020
Net cash provided by (used in) operating activities	$1,095.4	$(1,022.1)
Less: Changes in operating assets and liabilities (working capital)	(1,159.6)	598.4
Free cash flow from earnings	$(64.2)	$(423.7)
Less: Maintenance capital expenditures	(8.6)	(15.3)
Distributions to noncontrolling interests	(8.9)	(11.2)
Free cash flow — adjusted	$(81.7)	$(450.2)

Net cash used in investing activities	$(60.4)	$(68.2)

Net cash provided by (used in) financing activities	$(15.5)	$1,079.7

($ in millions)	6 Months 2021	6 Months 2020
Net cash provided by (used in) operating activities	$1,170.0	$(390.4)
Less: Changes in operating assets and liabilities (working capital)	(1,448.6)	(103.0)
Free cash flow from earnings	$(278.6)	$(493.4)
Less: Maintenance capital expenditures	(14.3)	(45.7)
Distributions to noncontrolling interests	(14.5)	(26.3)
Free cash flow — adjusted	$(307.4)	$(565.4)

Net cash used in investing activities	$(50.3)	$(190.6)

Net cash provided by financing activities	$401.5	$1,462.1

Reconciliation of Free Cash to Cash and Cash Equivalents

($ in millions)	June 30, 2021
Cash and cash equivalents	$4,042.6
Client cash	(1,127.5)
Deferred revenue — event-related	(2,125.3)
Accrued artist fees	(15.4)
Collections on behalf of others	(91.5)
Prepaid expenses — event-related	419.8
Free cash	$1,102.7

Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations:
Certain statements in this press release, including the Supplemental Information that follows, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to statements regarding the company’s current timing expectations for the broader opening of additional markets; the company’s anticipated ramp-up acceleration through the remainder of 2021; anticipated improving operating income and adjusted operating income segment profitability for the second half of 2021, and an anticipated full–scale 2022; expected festival attendance in the second half of 2021; the company’s pipeline indicating double digit growth in show count and ticket sales relatives to 2019; Ticketmaster’s positioning to benefit in 2022 from both increased Live Nation concert ticket sales and sales from new clients; Ticketmaster’s global product roadmap and the prospects that it will both reduce costs and increase flexibility and speed to deploy new clients tools and improve marketplace experience; the company’s prospects for multiple years of growth in attendance, revenue, operating income, and adjusted operating income; and the company’s current expectations for capital expenditures in 2021. Live Nation wishes to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to operational challenges in achieving strategic objectives and executing on the company's plans, the risk that the company's markets do not evolve as anticipated, the potential impact of any economic slowdown and operational challenges associated with selling tickets and staging events.
Live Nation refers you to the documents it files from time to time with the U.S. Securities and Exchange Commission, or SEC, specifically the section titled “Item 1A. Risk Factors” of the company’s most recent Annual Report filed on Form 10-K, and Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in the company’s projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. All subsequent written and oral forward-looking statements by or concerning Live Nation are expressly qualified in their entirety by the cautionary statements above. Live Nation does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
This press release contains certain non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided herein.
Adjusted Operating Income (Loss), or AOI, is a non-GAAP financial measure that we define as operating income (loss) before certain stock-based compensation expense, loss (gain) on disposal of operating assets, depreciation and amortization (including goodwill impairment), amortization of non-recoupable ticketing contract advances and acquisition expenses (including transaction costs, changes in the fair value of accrued acquisition-related contingent consideration obligations, and acquisition-related severance and compensation). We use AOI to evaluate the performance of our operating segments. We believe that information about AOI assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses separate from non-operational factors that affect net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOI is not calculated or presented in accordance with GAAP. A limitation of the use of AOI as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOI should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOI as presented herein may not be comparable to similarly titled measures of other companies.
Constant Currency is a non-GAAP financial measure. We calculate currency impacts as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior period’s currency exchange rates. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations.
Free Cash Flow — Adjusted, or FCF, is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less changes in operating assets and liabilities, less maintenance capital expenditures, less distributions to noncontrolling interest partners. We use FCF among other measures, to evaluate the ability of operations to generate cash that is available for purposes other than maintenance capital expenditures. We believe that information about FCF provides investors with an important perspective on the cash available to service debt, make acquisitions, and for revenue generating capital expenditures. FCF is not calculated or presented in accordance with GAAP. A limitation of the use of FCF as a performance measure is that it does not necessarily represent funds available for operations and is not necessarily a measure of our ability to fund our cash needs. Accordingly, FCF should be considered in addition to, and not as a substitute for, net cash provided by (used in) operating activities and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, FCF as presented herein may not be comparable to similarly titled measures of other companies.
Free Cash is a non-GAAP financial measure that we define as cash and cash equivalents less ticketing-related client funds, less event-related deferred revenue, less accrued expenses due to artists and cash collected on behalf of others, plus event-related prepaids. We use free cash as a proxy for how much cash we have available to, among other things, optionally repay debt balances, make acquisitions and fund revenue generating capital expenditures. Free cash is not calculated or presented in accordance with GAAP. A limitation of the use of free cash as a performance measure is that it does not necessarily represent funds available from operations and it is not necessarily a measure of our ability to fund our cash needs. Accordingly, free cash should be considered in addition to, and not as a substitute for, cash and cash equivalents and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, free cash as presented herein may not be comparable to similarly titled measures of other companies.

Reconciliations of Certain Non-GAAP Measures to Their Most Directly Comparable GAAP Measures (Unaudited)

Reconciliation of Adjusted Operating Income (Loss) to Operating Income (Loss)

($ in millions)	Operating income (loss)	Stock-based compensation expense	Loss (gain) on disposal of operating assets	Depreciation and amortization	Amortization of non-recoupable ticketing contract advances	Acquisition expenses	Adjusted operating income (loss) reported	Foreign exchange impact	Adjusted operating income (loss) constant currency

	Three Months Ended June 30, 2021

Concerts	$(146.3)	$2.5	$—	$58.4	$—	$1.4	$(84.0)	$2.5	$(81.5)
Ticketing	43.8	1.1	—	34.9	19.6	—	99.4	0.6	100.0
Sponsorship & Advertising	5.3	0.2	—	7.5	—	—	13.0	(0.4)	12.6
Other & Eliminations	0.3	—	—	—	(1.5)	—	(1.2)	—	(1.2)
Corporate	(30.4)	9.0	—	2.8	—	1.1	(17.5)	—	(17.5)
Total Live Nation	$(127.3)	$12.8	$—	$103.6	$18.1	$2.5	$9.7	$2.7	$12.4

	Three Months Ended June 30, 2020

Concerts	$(279.9)	$24.4	$0.6	$64.3	$—	$(20.1)	$(210.7)	$—	$(210.7)
Ticketing	(267.2)	4.1	—	44.3	14.7	0.2	(203.9)	—	(203.9)
Sponsorship & Advertising	(11.2)	1.7	—	7.7	—	—	(1.8)	—	(1.8)
Other & Eliminations	(6.8)	—	—	4.4	(1.4)	—	(3.8)	—	(3.8)
Corporate	(23.0)	8.3	—	2.1	—	0.9	(11.7)	—	(11.7)
Total Live Nation	$(588.1)	$38.5	$0.6	$122.8	$13.3	$(19.0)	$(431.9)	$—	$(431.9)

	Six Months Ended June 30, 2021

Concerts	$(291.7)	$19.9	$0.1	$121.3	$—	$(8.2)	$(158.6)	$3.7	$(154.9)
Ticketing	(76.8)	8.9	—	71.4	32.1	1.1	36.7	1.6	38.3
Sponsorship & Advertising	(1.1)	3.0	—	14.7	—	—	16.5	(0.8)	15.7
Other & Eliminations	(0.2)	—	—	—	(3.4)	0.2	(3.4)	—	(3.4)
Corporate	(60.7)	21.0	—	5.1	—	1.3	(33.3)	—	(33.3)
Total Live Nation	$(430.5)	$52.8	$0.1	$212.5	$28.7	$(5.6)	$(142.1)	$4.5	$(137.6)

	Six Months Ended June 30, 2020

Concerts	$(441.0)	$26.7	$0.7	$136.6	$—	$(21.9)	$(298.9)	$—	$(298.9)
Ticketing	(283.1)	5.8	—	82.5	34.9	1.0	(158.9)	—	(158.9)
Sponsorship & Advertising	27.0	2.7	—	15.1	—	—	44.8	—	44.8
Other & Eliminations	(8.2)	—	—	4.4	(2.8)	—	(6.6)	—	(6.6)
Corporate	(55.4)	15.1	—	6.2	—	1.3	(32.8)	—	(32.8)
Total Live Nation	$(760.7)	$50.3	$0.7	$244.8	$32.1	$(19.6)	$(452.4)	$—	$(452.4)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2021	December 31, 2020
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$4,042,619	$2,537,787
Accounts receivable, less allowance of $52,767 and $72,904, respectively	646,705	486,734
Prepaid expenses	678,375	577,130
Restricted cash	5,018	8,652
Other current assets	50,534	39,465
Total current assets	5,423,251	3,649,768
Property, plant and equipment, net	1,046,478	1,101,414
Operating lease assets	1,385,184	1,424,223
Intangible assets
Definite-lived intangible assets, net	777,502	855,600
Indefinite-lived intangible assets	369,100	369,058
Goodwill	2,122,704	2,129,203
Long-term advances	657,907	668,756
Other long-term assets	463,530	391,281
Total assets	$12,245,656	$10,589,303
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, client accounts	$1,304,805	$744,096
Accounts payable	90,360	86,356
Accrued expenses	916,161	894,149
Deferred revenue	2,648,540	1,839,323
Current portion of long-term debt, net	46,481	53,415
Current portion of operating lease liabilities	113,576	107,147
Other current liabilities	45,377	72,083
Total current liabilities	5,165,300	3,796,569
Long-term debt, net	5,295,207	4,855,096
Long-term operating lease liabilities	1,429,303	1,445,674
Long-term deferred income taxes	173,971	170,759
Other long-term liabilities	510,711	182,508
Commitments and contingent liabilities
Redeemable noncontrolling interests	250,767	272,449
Stockholders' equity
Common stock	2,164	2,145
Additional paid-in capital	2,433,462	2,386,790
Accumulated deficit	(3,179,691)	(2,676,833)
Cost of shares held in treasury	(6,865)	(6,865)
Accumulated other comprehensive loss	(161,832)	(177,009)
Total Live Nation stockholders' equity	(912,762)	(471,772)
Noncontrolling interests	333,159	338,020
Total equity	(579,603)	(133,752)
Total liabilities and equity	$12,245,656	$10,589,303

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except share and per share data)
Revenue	$575,946	$74,084	$866,555	$1,439,777
Operating expenses:
Direct operating expenses	243,120	194,557	377,086	1,068,377
Selling, general and administrative expenses	328,894	323,352	651,747	837,373
Depreciation and amortization	103,647	122,767	212,523	244,847
Loss (gain) on disposal of operating assets	(28)	559	110	689
Corporate expenses	27,598	20,916	55,546	49,228
Operating loss	(127,285)	(588,067)	(430,457)	(760,737)
Interest expense	68,909	52,689	139,739	96,688
Interest income	(1,471)	(2,429)	(2,620)	(6,902)
Equity in losses of nonconsolidated affiliates	2,998	6,613	2,417	4,041
Loss (gain) from sale of investments in nonconsolidated affiliates	993	35	(52,947)	35
Other expense (income), net	9,461	(5,208)	7,462	(580)
Loss before income taxes	(208,175)	(639,767)	(524,508)	(854,019)
Income tax expense (benefit)	2,285	(29,183)	8,674	(32,513)
Net loss	(210,460)	(610,584)	(533,182)	(821,506)
Net loss attributable to noncontrolling interests	(14,795)	(43,067)	(30,324)	(69,205)
Net loss attributable to common stockholders of Live Nation	$(195,665)	$(567,517)	$(502,858)	$(752,301)

Basic and diluted net loss per common share available to common stockholders of Live Nation	$(0.90)	$(2.67)	$(2.34)	$(3.62)

Weighted average common shares outstanding:
Basic and diluted	215,702,508	211,693,923	215,120,467	211,371,109

Reconciliation to net loss available to common stockholders of Live Nation:
Net loss attributable to common stockholders of Live Nation	$(195,665)	$(567,517)	$(502,858)	$(752,301)
Accretion of redeemable noncontrolling interests	951	1,595	35	(12,945)
Basic and diluted net loss available to common stockholders of Live Nation	$(194,714)	$(565,922)	$(502,823)	$(765,246)

LIVE NATION ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2021	2020
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(533,182)	$(821,506)
Reconciling items:
Depreciation	111,864	122,825
Amortization	100,457	122,022
Amortization of non-recoupable ticketing contract advances	28,728	32,126
Deferred income tax expense (benefit)	6,149	(12,316)
Amortization of debt issuance costs and discounts	18,373	14,856
Non-cash compensation expense	52,847	50,270
Unrealized changes in fair value of contingent consideration	(8,040)	(24,789)
Provision for uncollectible accounts receivable	(16,563)	25,764
Loss (gain) on sale of investments in nonconsolidated affiliates	(52,947)	35
Other, net	13,700	(2,644)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(143,343)	363,079
Increase in prepaid expenses and other assets	(102,554)	(50,493)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	518,810	(807,552)
Increase in deferred revenue	1,175,690	597,963
Net cash provided by (used in) operating activities	1,169,989	(390,360)
CASH FLOWS FROM INVESTING ACTIVITIES
Advances of notes receivable	(12,830)	(11,457)
Collections of notes receivable	10,618	12,782
Investments made in nonconsolidated affiliates	(33,729)	(8,150)
Purchases of property, plant and equipment	(58,066)	(142,509)
Cash paid for acquisitions, net of cash acquired	(7,627)	(37,471)
Purchases of intangible assets	(11,191)	(5,594)
Proceeds from sale of investments in nonconsolidated affiliates	61,618	105
Other, net	912	1,653
Net cash used in investing activities	(50,295)	(190,641)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of debt issuance costs	511,068	1,602,097
Payments on long-term debt	(85,125)	(11,087)
Contributions from noncontrolling interests	15,288	1,467
Distributions to noncontrolling interests	(14,542)	(26,315)
Purchases and sales of noncontrolling interests, net	(3,273)	(88,191)
Proceeds from exercise of stock options	28,083	11,406
Taxes paid for net share settlement of equity awards	(38,209)	(17,339)
Payments for deferred and contingent consideration	(11,926)	(9,940)
Other, net	105	—
Net cash provided by financing activities	401,469	1,462,098
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(19,965)	(54,974)
Net increase in cash, cash equivalents, and restricted cash	1,501,198	826,123
Cash, cash equivalents and restricted cash at beginning of period	2,546,439	2,474,242
Cash, cash equivalents and restricted cash at end of period	$4,047,637	$3,300,365

SECOND QUARTER 2021
Supplemental Earnings Tables
(unaudited)

Free Cash & Cash Used in the Quarter
Changes to the company’s free cash balance from the end of first quarter of 2021 to the end of the second quarter of 2021 were as follows:

(in millions)
Free cash balance at 3/31/2021	$1,105
Operational burn *	(347)
Non-operational cash uses, including capital expenditures, acquisition activity, net advances and interest payments	(174)
Operational contribution margin **	358
Inflows / (outflows) from timing classification changes between short-term and long-term	161
Free cash balance at 6/30/2021	$1,103
* Operational burn is our SG&A and Corporate costs less bonus, severance and bad debt.
** Operational contribution margin is our contribution margin less one-time items (Ticketing refunds, insurance recoveries, and artist advance reserves).

Ticket Refunds - Q2 2021
The company still has some shows in the process of rescheduling, or that are rescheduled but not yet offering refunds. In addition, refunds may occur in the future for additional cancellations or rescheduled events resulting from the global shutdown of our live events. Based on current and estimated future impacted events and fan behavior, the company has recorded $40 million in estimated additional fan refunds from Live Nation-held funds as of June 30, 2021. As a result, the company has reclassified these funds from deferred revenue to accrued ticket refunds as of the second quarter of 2021.

Event-Related Deferred Revenue
The company’s deferred revenue for events over the next 12 months was $2,125 million as of June 30, 2021, compared to $1,456 million as of March 31, 2021. The $877 million increase due to ticket sales for future events was partially offset by sales of events that have shifted into the second half of 2022 and refunds paid out of Live Nation funds for Q2.

(in millions)
Current Deferred Revenue as of 3/31/2021	$1,456
Shift from current deferred revenue to long-term deferred revenue	(151)
Adjustment to estimated additional future refunds from Live Nation-held cash	49
Currency impacts	10
Ticket sales in the second quarter of 2021	877
Cash from shows that played off	(14)
Estimated refunds from Live Nation cash	(103)
Other / Net	1
Current Deferred Revenue as of 6/30/2021	$2,125

In addition, the company had approximately $381 million of long-term event-related deferred revenue at the end of the second quarter of 2021.